UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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☐           Preliminary Proxy Statement
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☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material under Rule 14a-12

KINETIC CONCEPTS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 10, 2011, Kinetic Concepts, Inc. (the “Company”) published the following press release announcing its preliminary financial results for the three months ended September 30, 2011.

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS PRELIMINARY
THIRD QUARTER FINANCIAL RESULTS

Preliminary Third Quarter Highlights

- Worldwide revenue of $529.0 million to $533.0 million, up 4% to 5% from the prior-year period

- Worldwide Active Healing Solutions™ revenue of $371.0 million to $373.0 million, up 4% from the prior-year period

- Worldwide LifeCell™ revenue of $97.0 million to $98.0 million, up 14% to 15% from the prior-year period

- Net earnings of $89.0 million to $93.0 million, up 17% to 23% from the prior-year period, as reported

-  Non-GAAP adjusted net earnings of $104.1 to $108.1, up 21% to 25% from the prior-year period

San Antonio, Texas, October 10, 2011 – Kinetic Concepts, Inc. (“KCI” or the “Company”) (NYSE: KCI) today reported certain preliminary third quarter 2011 financial results.  The Company is providing this information to assist prospective debt financing sources in evaluating the Company’s results of operations.

Preliminary total revenue for the third quarter of 2011 was $529.0 million to $533.0 million, an increase of 4% to 5% from the third quarter of 2010.  Foreign currency exchange movements favorably impacted total revenue by approximately 2% for the third quarter of 2011 compared to the corresponding period of the prior year.

Preliminary net earnings for the third quarter of 2011 were $89.0 million to $93.0 million, an increase of 17% to 23% compared to $75.8 million for the same period one year ago.  On a non-GAAP basis, excluding the effects of certain acquisition-related costs associated with our 2008 purchase of LifeCell and charges recorded in the third quarter of 2011 associated with restructuring activities and with our anticipated merger, preliminary net earnings were $104.1 million to $108.1 million for the third quarter of 2011, up 21% to 25% from the same period of the prior year.  Preliminary Adjusted EBITDA was $742.3 million to $746.3 million for the twelve month period ended September 30, 2011.

Preliminary total cash at quarter end was $656.8 million compared to $316.6 million at December 31, 2010.

These results are preliminary and may change as the Company completes its financial statement close process.  The Company intends to issue a full press release containing third quarter 2011 results on October 21, 2011.

Non-GAAP Financial Information

Within this document, we have included preliminary results for the third quarter of 2011 on a basis other than those prescribed by Generally Accepted Accounting Principles in the U.S. (“GAAP”) to exclude the impact of specified non-cash expenses associated with our 2008 acquisition of LifeCell and the impact of other charges, including acquisition-related costs incurred during the third quarter of 2011.  In addition, we have presented Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), which is a non-GAAP financial measure.  These non-GAAP financial measures do not replace the presentation of our GAAP results.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  Reconciliations of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided are included herein.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 7,100 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.kci1.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of KCI by a consortium comprised of investment funds advised by Apax Partners, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.  KCI filed a definitive proxy statement with the SEC on September 26, 2011. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.  The definitive proxy statement has been mailed to shareholders of KCI. Investors and security holders may obtain a free copy of the proxy statement, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov.  Free copies of the proxy statement and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230-4726, or by calling 210-255-6157.

Participants in Solicitation

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed acquisition.  Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011.  Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed acquisition, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
GAAP to Non-GAAP Reconciliation
(in millions)
(unaudited)

	Three months ended September 30,		% Change
	2010	2011	from 2010
Active Healing Solutions revenue	$358.4	$ 371.0 – $ 373.0	4%
LifeCell revenue	84.9	97.0 – 98.0	14% – 15%
Therapeutic Support Systems revenue	63.4	61.0 – 62.0	(4)% – (2)%
Total revenue	$506.7	$ 529.0 – $ 533.0	4% – 5%

Net earnings – GAAP basis	$75.8	$ 89.0 – $ 93.0	17% – 23%
LifeCell acquisition-related adjustments (1):
Amortization-related adjustments	7.2	6.5
Non-cash interest – accounting
for convertible debt	3.3	3.6
Restructuring and other charges (1)	–	5.0

Adjusted net earnings – non-GAAP basis	$86.3	$ 104.1 – $ 108.1	21% – 25%

______________________
(1) Adjustments to “Net earnings” are presented net of tax.  The tax effect of each reconciling item is calculated using the Company’s estimated incremental U.S. combined federal and state tax rate of 38.5%.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
GAAP to Non-GAAP Reconciliation
(in millions)
(unaudited)

	Twelve	Twelve
	months ended	months ended
	June 30, 2011	September 30, 2011

Net earnings	$299.6	$ 312.8 – $ 316.8
Interest expense, net of interest income	78.2	73.9
Income tax expense	109.8	118.1
Depreciation and other amortization	147.6	143.6
Share-based compensation expense	33.2	32.3
Provision for bad debt	11.8	11.9
Restructuring charges including GBT	—	2.1
Other adjustments (1)	(8.9)	(6.2)

EBITDA	$671.3	$ 688.5 – $ 692.5
Wake Forest royalty expense (2)	63.2	39.3
Merger-related expenses (3)	1.2	7.2
GBT Implementation Expense (4)	7.3	7.3

Adjusted EBITDA	$743.0	$ 742.3 - $ 746.3

_______________________
(1)
	Twelve	Twelve
	months ended	months ended
	June 30, 2011	September 30, 2011

Amortization of loan issuance costs included in interest expense and depreciation and amortization	$(8.4)	$(7.6)
Unrealized foreign currency transactional (gain) loss	(0.6)	1.4
Other miscellaneous	0.1	—

Total Other Adjustments	$(8.9)	$(6.2)

(2) The Company ceased accruing royalty expense related to our previously-existing license agreement with Wake Forest on February 28, 2011.
(3) Represents expenses incurred through September 30, 2011 related to KCI’s pending merger.
(4) Represents labor, travel, training, consulting and other costs associated exclusively with the implementation of our Global Business Transformation (“GBT”) program.